UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        Post-Effective Amendment No. 1 to

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                             INNERSPACE CORPORATION
     ----------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                                       58-2504254
     ----------------------------------------------------------------------
       (State or other jurisdiction of                (I.R.S. Employer
        incorporation or organization)               Identification No.)


       6595G Roswell Road, Suite 222, Atlanta, Georgia            30328
     ----------------------------------------------------------------------
        (Address of Principal Executive Offices)                (Zip Code)


          InnerSpace Corporation 2002 Stock Incentive Plan, as amended
     ----------------------------------------------------------------------
                            (Full title of the plan)


                      Robert Arkin, Chief Executive Officer
                             InnerSpace Corporation
                          6595G Roswell Road, Suite 222
                             Atlanta, Georgia 30328
     ----------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (770) 730-9440
     ----------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

Title of each             Amount       Proposed maximum     Proposed maximum      Amount of
class of securities       to be         offering price     aggregate offering    registration
to be registered      registered (1)    per share (3)          price (3)           fee (3)

Common stock,
$.0001 par value
per share               6,000,000(2)  $             0.33  $          1,980,000  $       495.00


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(1)  Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the InnerSpace Corporation 2002 Stock Incentive Plan as the result of stock splits, stock dividends or similar adjustments of the outstanding shares of common stock of InnerSpace Corporation pursuant to Rule 416 of the Securities Act of 1933, as amended.

(2) Represents the total number of shares currently reserved under the InnerSpace Corporation 2002 Stock Incentive Plan.

(3) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. The offering price is calculated pursuant to Rule 457(c) based on the average of the high and low sales prices ($0.33 per share) of the Common Stock of the Registrant on the National Association of Securities Dealers' Over-the-Counter Bulletin Board on June 2, 2003.


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     The contents of the Registrant's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on EDGAR on January 10, 2002, Commission File No. 333-57818 are hereby incorporated by reference.


          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following additional documents, which have been filed with the Commission by the Registrant, are incorporated by reference in this Registration Statement. The information incorporated by reference is considered to be part of this Registration Statement, and information that the Registrant files later with the Commission will automatically update and supersede this information. The Registrant incorporates by reference the documents listed below and any future filings the Registrant makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Such future filings shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such document.

     (a) (1) The Registrant's quarterly report on Form 10-QSB/A for the quarter ended November 30, 2002, filed with the Commission by the Registrant on June 3, 2003;

          (2) The Registrant's current report on Form 8-K/A, filed with the Commission by the Registrant on June 2, 2003;

          (3) The Registrant's annual report on Form 10-KSB/A for the fiscal year ended February 28, 2002, filed with the Commission by the Registrant on June 2, 2003;

          (4) The Registrant's quarterly report on Form 10-QSB for the quarter ended November 30, 2002, filed with the Commission by the Registrant on February 6, 2003;

          (5) The Registrant's current report on Form 8-K, filed with the Commission by the Registrant on January 28, 2003;

          (6) The Registrant's current report on Form 8-K, filed with the Commission by the Registrant on December 23, 2002;

          (7) The Registrant's quarterly report on Form 10-QSB for the quarter ended August 31, 2002, filed with the Commission by the Registrant on October 23, 2002;

          (8) The Registrant's quarterly report on Form 10-QSB for the quarter ended May 31, 2002, filed with the Commission by the Registrant on August 9, 2002;

          (9) The Registrant's annual report on Form 10-KSB for the fiscal year ended February 28, 2002, filed with the Commission by the Registrant on July 5, 2002;


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          (10) The Registrant's current report on Form 8-K, filed with the
Commission by the Registrant on January 30, 2002;

          (11) The Registrant's quarterly report on Form 10-QSB for the quarter ended November 30, 2001, filed with the Commission by the Registrant on January 14, 2002;

          (12) The Registrant's quarterly report on Form 10-QSB for the quarter ended May 31, 2001, filed with the Commission by the Registrant on November 7, 2001; and

          (13) The Registrant's quarterly report on Form 10-QSB for the quarter ended August 31, 2001, filed with the Commission by the Registrant on November 7, 2001.

     (b) The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form SB-2, filed on March 28, 2001 and amended on March 29, 2001, May 4, 2001, June 15, 2001 and July 5, 2001 (File No. 333-577818).

ITEM 4. DESCRIPTION OF SECURITIES.

     Not  applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the common stock has been passed upon by Raiford & Dixon, LLP, Atlanta, Georgia.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

(a) Section 145 of the Delaware General Corporation Law authorizes, inter alia, a corporation to indemnify any person ("indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by or in the right of the corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against the expenses (including attorney's fees) which he actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (iii) independent counsel if a quorum of disinterested directors so directs. Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 of the DGCL also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Company intends to purchase and maintain a directors' and officers' liability policy for such purposes.

(b) The Certificate of Incorporation and Bylaws of the Company generally allow indemnification of officers and directors to the fullest extent allowed by law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

Exhibits

5.1 Opinion of Raiford & Dixon, LLP regarding the legality of the securities being registered by the Registrant.

23.1 Consent of Raiford & Dixon, LLP (included in Exhibit 5.1 hereof)

23.2 Consent of Kingery, Crouse & Hohl, P.A.

ITEM 9. UNDERTAKINGS.

The Registrant hereby undertakes that:

(a) for purposes of determining any liability under the Securities Act of 1933 ("Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section

     15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 3, 2003.

                                         INNERSPACE CORPORATION



                                         By:    /s/ Robert D. Arkin
                                            --------------------------------
                                                Robert D. Arkin,
                                                Chief Executive Officer

                                         (Principal executive officer, financial
                                         officer and accounting officer)

     Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the date indicated.


          Signature                   Title                       Date
          ---------                   -----                       ----

/s/ Robert D. Arkin                  Director                 June 3, 2003
-------------------------------
    Robert D. Arkin

/s/ James P. Haught                  Director                 June 3, 2003
-------------------------------
    James P. Haught


                               -------------------------------------------------

                                  EXHIBIT INDEX

Exhibits

5.1 Opinion of Raiford & Dixon, LLP regarding the legality of the securities being registered by the Registrant.

23.1 Consent of Raiford & Dixon, LLP (included in Exhibit 5.1 hereof)

23.2 Consent of Kingery, Crouse & Hohl, P.A.


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